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                                                              EXHIBIT 99.(12)(a)


                                                   July 29, 2002



Galaxy Equity Income Fund
The Galaxy Fund
One Financial Center
Boston, MA 02111-2621

Liberty Strategic Equity Fund
Liberty-Stein Roe Funds Investment Trust
One Financial Center
Boston, MA 02111-2621


Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization made as of June 19, 2002 (the "Agreement"), between and among Liberty-Stein Roe Funds Investment Trust, a Massachusetts business trust (the "Acquiring Trust"), on behalf of one of its series, Liberty Strategic Equity Fund (the "Acquiring Fund"); The Galaxy Fund, a Massachusetts business trust ("Target Trust"), on behalf of one of its classes, Galaxy Equity Income Fund (the "Target Fund"); Target Trust on behalf of another of its classes, Galaxy Strategic Equity Fund; and Columbia Management Group, Inc., the indirect corporate parent of Target Fund's and Acquiring Fund's investment adviser. The Agreement describes a proposed transaction (the "Transaction") to occur on November 4, 2002, or such other date as may be decided by the parties (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of certain stated liabilities of Target Fund, following which, Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. Capitalized terms not defined herein are defined in the Agreement.

         Target Fund is a series of Target Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

         Acquiring Fund is a series of Acquiring Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option.
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Galaxy Equity Income Fund                                          July 29, 2002
Liberty Strategic Equity Fund


         It is expected that, shortly prior to the Transaction, Acquiring Fund will have acquired all of the assets and assumed all of the stated liabilities of Galaxy Strategic Equity Fund, another class of Target Trust.

         For purposes of this opinion, we have considered the Agreement, the Prospectus/Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you provided us with a letter dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Representations").

         The facts you have represented as to in paragraph 5 of the letter from Acquiring Fund dated as of the date hereof, specifically your representation that Acquiring Fund will continue to use a significant portion (in this case, at least 33-1/3 percent) of the historic business assets of Target Fund, support the conclusion that Acquiring Fund will continue the historic business of Target Fund.

         Based on the foregoing Representations and our review of the documents and items referred to above, and conditioned on (1) the Representations being true on the Closing Date and (2) the Transaction being consummated in accordance with the Agreement, we are of the opinion that, for federal income tax purposes:

       (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

       (ii) Under Section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

       (iii) Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;

       (iv) Under Section 358 of the Code, the aggregate basis of Acquiring Fund Shares that a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund Shares exchanged therefor;

       (v) Under Section 1223(1) of the Code, a Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets;

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Galaxy Equity Income Fund                                          July 29, 2002
Liberty Strategic Equity Fund

       (vi) Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

       (vii) Under Section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

       (viii) Under Section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund; and

       (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383, 384 of the Code and the Regulations thereunder.

                                            Very truly yours,

                                            /s/ Ropes & Gray

                                            Ropes & Gray

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